As filed with the Securities and Exchange Commission on October 22, 2025.

Registration No. 333-207951
Registration No. 333-262318

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-8 REGISTRATION STATEMENT NO. 333-207951
POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-8 REGISTRATION STATEMENT NO. 333-262318
UNDER THE SECURITIES ACT OF 1933
______________________

FIRST NORTHERN COMMUNITY BANCORP
(Exact Name of Registrant as Specified in Its Charter)

California	68-0450397
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
195 North First Street
Dixon, California 95620
(Address of Principal Executive Offices) (Zip Code)

First Northern Community Bancorp 2016 Stock Incentive Plan
First Northern Community Bancorp 2026 Stock Incentive Plan

First Northern Community Bancorp 2016 Employee Stock Purchase Plan
First Northern Community Bancorp 2026 Employee Stock Purchase Plan

(Full title of the plans)

Jeremiah Z. Smith
President and Chief Executive Officer
First Northern Community Bancorp
195 North First Street
Dixon, California 95620
(Name and address of agent for service)

(707) 678-3041
(Telephone number, including area code, of agent for service)

Copies to:
Rodney R. Peck, Esq.
Patricia F. Young, Esq.
Pillsbury Winthrop Shaw Pittman LLP
Four Embarcadero Center, 22nd Floor
San Francisco, CA 94111-5998
Telephone: (415) 983-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer ☐                                Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company) Smaller reporting company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

First Northern Community Bancorp (the “Company”) previously filed Registration Statements on Form S-8 (Registration Nos. 333-207951 and 333-262318) with the Securities and Exchange Commission (the “Commission”) on November 12, 2015 and January 24, 2022, respectively (the “Prior Registration Statements”), which originally registered 622,768 shares of the Company’s common stock, no par value per share (the “Common Stock”), and an additional 500,000 shares of Common Stock, respectively, issuable under the First Northern Community Bancorp 2016 Stock Incentive Plan, as amended (the “2016 Stock Incentive Plan”), and which originally registered 250,000 shares of Common Stock issuable under the First Northern Community Bancorp 2016 Employee Stock Purchase Plan (the “2016 ESPP”).  (Share amounts below have been adjusted to reflect all stock splits and stock dividends to date.)

On May 13, 2025, the Company’s shareholders approved each of the First Northern Community Bancorp 2026 Stock Incentive Plan (the “2026 Stock Incentive Plan”) and the First Northern Community Bancorp 2026 Employee Stock Purchase Plan (the “2026 ESPP”).

The 2026 Stock Incentive Plan will replace the 2016 Stock Incentive Plan, which will expire by its terms on March 14, 2026. The Applicant’s Board of Directors terminated the 2016 Stock Incentive Plan, effective as of February 1, 2026.  As of that date, 446,594 shares of Common Stock will be available under the 2016 Stock Incentive Plan.  The total number of shares authorized for issuance under the 2026 Stock Incentive Plan is a maximum of 446,594 shares of Common Stock, which is comprised of shares remaining for issuance under the 2016 Stock Incentive Plan and awards that may become available for reuse under the 2026 Stock Incentive Plan upon expiration, forfeiture, cancellation, failure to vest, payment in cash or withholding by the Registrant or exchange by the participant to satisfy any withholding or tax payment obligations and that are eligible to be carried over to the 2026 Stock Incentive Plan in accordance with its terms (the “2026 Stock Incentive Plan Carry Forward Shares”).

The 2026 ESPP will replace the 2016 ESPP, which will expire by its terms on March 14, 2026. The Applicant’s Board of Directors terminated the 2016 ESPP, effective as of November 23, 2025.  As of that date, 260,576 shares of Common Stock will be available under the 2016 ESPP. The total number of shares authorized for issuance under the 2026 ESPP is a maximum of 300,000 shares of Common Stock, which is comprised of 260,576 shares reserved under the 2016 ESPP that remain available for new awards, plus shares of Common Stock subject to an offering under the 2016 ESPP that may become available for reuse under the 2026 ESPP upon the expiration or termination of, or withdrawal from, the offering, and shares of Common Stock that are not purchased or subject to an offering under the 2016 ESPP and that are eligible to be carried over to the 2026 ESPP in accordance with its terms (the “2026 ESPP Carry Forward Shares”), and 39,424 additional shares that will be registered under the new 2026 ESPP.

The Company is filing this Post-Effective Amendment No. 1 to Form S-8 (this “Post-Effective Amendment”) pursuant to Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statements to register the offer of the 2026 Stock Incentive Plan Carry Forward Shares under the 2026 Stock Incentive Plan (as such shares would no longer be issuable under the 2016 Stock Incentive Plan) and to register the offer of the 2026 ESPP Carry Forward Shares under the 2026 ESPP (as such shares would no longer be issuable under the 2016 ESPP).

For the avoidance of doubt, the Company is not registering any additional shares of Common Stock pursuant to this Post-Effective Amendment.

Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a Registration Statement on Form S-8 to register 39,424 new shares of Common Stock that are available for issuance pursuant to the 2026 ESPP.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

 The document(s) containing the information specified in Part I of Form S-8 have been or will be sent or given to the participants in the 2026 Stock Incentive Plan and the 2026 ESPP, as appropriate, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission either as a part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference
The information incorporated by reference herein is considered to be part of this registration statement, and later information filed with the Commission will update and supersede this information. The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Annual Report filed by the Registrant with the Commission on Form 10-K for the fiscal year ended December 31, 2024.
(b)	The Quarterly Reports filed by the Registrant with the Commission on Form 10-Q for the quarters ended March 31, and June 30, 2025.
(c)	The Current Reports on Form 8-K filed by the Registrant with the Commission (other than any portion thereof furnished or deemed furnished) on May 16, June 6, July 23, and September 23, 2025.
(d)
The description of the Registrant’s Common Stock contained in Item 2 of the Form 8-K 12(g)(3), as filed with the Commission on May 24, 2000, including any subsequent amendment or report filed for the purpose of updating such description.

All reports and documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment to the registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4. Description of Securities.
Not Applicable.

Item 5. Interests of Named Experts and Counsel.
Not Applicable.

Item 6. Indemnification of Directors and Officers.
Section 317 of the California Corporations Code authorizes a court to award, or a corporation’s Board of Directors to grant indemnity to directors, officers, employees and other agents of the corporation in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Article 8 of the Registrant’s Articles of Incorporation, as amended, provides for indemnification of directors of the Registrant to the fullest extent permitted under Section 317 of the California Corporations Code.  In addition, Article 8 authorizes the Registrant to indemnify agents (as defined in Section 317 of the California Corporations Code), through bylaw provisions, agreements, votes of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, to the fullest extent permissible under California law.

Article VI of the Registrant’s Amended and Restated Bylaws (As Amended) provides for indemnification of directors, officers, employees and other agents, including advancement of expenses, in excess of indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to a determination that indemnification is proper in the circumstances because such director, officer, employee or other agent has met the applicable standard of conduct set forth in the Amended and Restated Bylaws and subject further to a determination that such indemnification or advance would be inconsistent with a provision of the Articles of Incorporation, a resolution of the shareholders, an agreement which prohibits or otherwise limits indemnification or any condition imposed by a court in approving a settlement.  Section 59 of the Registrant’s Amended and Restated Bylaws (As Amended) also provides that the Registrant may maintain insurance to protect any director, officer, employee or agent against any liability asserted against or incurred by such director, officer, employee or agent in such capacity or arising out of his or her status as such.
Item 7. Exemption from Registration Claimed.
Not Applicable.

Item 8. Exhibits
Exhibit No.	Description of Exhibit
5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding legality of securities to be offered.
5.2
Opinion of Pillsbury Winthrop Shaw Pittman LLP as to the legality of the securities to be offered under the 2016 Stock Incentive Plan and the 2016 ESPP, incorporated herein by reference to Exhibit 5.1 of the Registration Statement on Form S-8, filed with the Commission on November 12, 2015 (Registration No. 333-207951).

5.3
Opinion of Pillsbury Winthrop Shaw Pittman LLP as to the legality of the securities to be offered under the Amended and Restated 2016 Stock Incentive Plan, incorporated herein by reference to Exhibit 5.1 of the Registration Statement on Form S-8, filed with the Commission on January 24, 2022 (Registration No. 333-262318).

23.1*	Consent of Baker Tilly US, LLP, as successor to Moss Adams LLP, independent registered public accounting firm.
23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included in the signature page to this Registration Statement).
99.1
First Northern Community Bancorp 2026 Stock Incentive Plan, incorporated herein by reference to Appendix A to the Registrant’s Proxy Statement on Schedule 14A for its 2025 Annual Meeting of Shareholders, filed with the Commission on April 10, 2025.

99.2
First Northern Community Bancorp 2026 Employee Stock Purchase Plan, incorporated herein by reference to Appendix B to the Registrant’s Proxy Statement on Schedule 14A for its 2025 Annual Meeting of Shareholders, filed with the Commission on April 10, 2025.

99.3
First Northern Community Bancorp Amended and Restated 2016 Stock Incentive Plan, incorporated by reference to Exhibit 10.1 of the Registration Statement on Form S-8, filed with the Commission on January 24, 2022 (Registration No. 333-262318).

99.4
First Northern Community Bancorp 2016 Stock Incentive Plan, incorporated by reference to Exhibit 10.1 of the Registration Statement on Form S-8, filed with the Commission on November 12, 2015 (Registration No. 333-207951).

*Filed herewith

Item 9. Undertakings.
a. The undersigned Registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee Table” in an exhibit to the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dixon, State of California, on October 22, 2025.

First Northern Community Bancorp

By: /s/ Jeremiah Z. Smith
Name:     Jeremiah Z. Smith
Title:       President and Chief Executive Officer
               (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Jeremiah Z. Smith and Kevin Spink, and each of them, as attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Post-Effective Amendment No. 1 to Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeremiah Z. Smith	President, Chief Executive Officer, and Director	October 22, 2025
Jeremiah Z. Smith
/s/ Kevin Spink	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 22, 2025
Kevin Spink

/s/ Richard Bedoya	Director	October 22, 2025
Richard Bedoya

/s/ Patrick R. Brady	Director	October 22, 2025
Patrick R. Brady

/s/ John M. Carbahal	Director	October 22, 2025
John M. Carbahal

/s/ Gregory DuPratt	Director	October 22, 2025
Gregory DuPratt

/s/ Barbara A. Hayes	Director	October 22, 2025
Barbara A. Hayes

/s/ Richard M. Martinez	Director and Vice Chairman of the Board	October 22, 2025
Richard M. Martinez

/s/ Sean P. Quinn	Director and Chairman of the Board	October 22, 2025
Sean P. Quinn

/s/ Mark C. Schulze	Director	October 22, 2025
Mark C. Schulze

/s/ Louise A. Walker	Director	October 22, 2025
Louise A. Walker

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (Nos. 333-207951 and 333-262318) of First Northern Community Bancorp, of our report, dated March 7, 2025, relating to the consolidated financial statements of First Northern Community Bancorp (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/Baker Tilly US, LLP
Sacramento, California
October 22, 2025